EXHIBIT 10.22
FIXED PRICE SUPPLY AGREEMENT
     Under terms of this Fixed Price Supply Agreement (“Agreement”), ARTES MEDICAL INC., with a place of business located at 5870 Pacific Center Blvd. San Diego, CA 92121 (“Buyer”) agrees to buy and LAMPIRE BIOLOGICAL LABS, INC., with its place of business located at 3599 Farm School Road, Ottsville, Pennsylvania 18942 (“Seller”) agrees to sell Bovine Corium (“Material”) pursuant to the prices and terms set forth hereunder.
1.	PURCHASE OF MATERIAL
     On the terms and subject to the conditions hereinafter set forth, Seller shall process Material for the Buyer, in accordance with Attachment 1 and pursuant to a written Purchase Order submitted by Buyer for not less than the minimum quantity of Material and Material processing depicted in Paragraph 2 hereunder.
     By way of example, and not by way of limitation, ten (10) cows shall yield approximately thirty (30) kilograms of Material).
2.	PURCHASE PRICE AND TERMS
     Price for the Material shall be as follows:

Service Rendered	Units	Unit Price			Extension
Animal Acquisition	***	$	*	**	$	*	**
Animal Processing	1 Lot (*** Hides)	$	*	**	$	*	**
Total Fixed Price					$	*	**
     The Seller will invoice the Buyer for the Animal Acquisition fee, due Net ***, at the time the animals are acquired by the Seller. The Seller will invoice the Buyer for the balance of Total Fixed Price for Materials provided. Cash terms are net  ***  days, F.O.B. Coopersburg, PA, freight prepaid and added to the invoice.
3. PROCESSING REQUIREMENTS
     Seller shall process Materials in strict accordance with requirements set forth in Attachment 1 (General Process Requirements) and Artes Medical Part Specification 1001. The parties may modify the processing requirements for any Materials at any time, and they may agree upon additional processing requirements for new Materials, provided however, that no processing requirements, modifications or additional shall become effective and binding upon the parties until they have been agreed upon in writing and signed by both parties as a part of this Agreement.
4. NO RECOURSE
     It is agreed and understood between the parties that the purchase commitment, represented by a Purchase Order for Materials in an amount not less than the amounts depicted in Paragraph 2 above represents a firm obligation on behalf of the Buyer and shall, for the purposes of this Agreement, be considered “take or pay.”

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5. DELIVERY / SHIPMENTS OF THE MATERIALS BY THE SELLER
     Seller shall exercise its best efforts to deliver the Material within ***months of receipt of a Purchase Order. Seller shall create and maintain a documented shipping procedure approved by Artes Medical. Seller will provide documentation with each shipment as set per Artes Specification 1001.
6. ORDER OF PRECEDENCE
     It is specifically understood between Buyer and Seller that any conflict that may arise between the terms of this Agreement and the terms of any Purchase Order including, without limitation, any general terms and conditions which may be included as part of any Purchase Order, shall be resolved by having this Agreement take precedence.
7. WARRANTY
     Seller makes no warranty expressed or implied, including any warranty of merchantability or fitness for any particular purpose, concerning the Material, other than, the Material shall be (i) of the quality specified in Attachment 1; and (ii) be manufactured pursuant to generally accepted industry standards, in accordance with applicable laws, rules and regulations and the Buyer’s manufacturing procedures (hereinafter “Manufacturing Procedures”) specified in Attachment 2.
8. HOLD HARMLESS, INDEMNIFICATION
     Buyer shall protect, defend, and indemnify Seller and its respective officers, directors, employees and agents harmless against any and all claims, losses, demands, causes of action and any and all related costs and expenses including, but not limited to reasonable attorneys’ fees, costs and expenses suffered by Seller and/or Seller’s officers, directors, employees, agents and to the person or property of any other person or entity on account of personal injuries or death, or damage to property occurring, growing out of, incident to, or resulting directly or indirectly from the use of Material. The foregoing indemnification shall not be of effect when such loss, damage, injury or liability arises from or in connection with Seller’s breach of this Agreement or the gross negligence or willful misconduct of Seller, its employees, agents, subcontractors, consultants or temporary contractors; or where such loss, damage, injury or liability is due to imperfections of any Material or information furnished by Seller.
9. INSURANCE
     Each party shall maintain at all times during the Term adequate insurance protecting all the Materials while in the party’s control, and in Buyer’s case while in transit from the Seller, from any loss casualty, or damage. Buyer shall maintain product liability insurance resulting from use of the Materials. All insurance shall be in amounts not less that $***  per occurrence and $***  in the aggregate. Buyer shall cause Seller to be named as an “Additional Insured” on all policies of insurance. Any failure by Seller to obtain proof of “additional Insured” status shall not be deemed waiver of such requirement. Each party shall direct its insurer to notify the other in writing immediately upon receipt from that party of, or upon the respective insurer’s giving to that party, any notice relating to the non renew cancellation or reduction in coverage of such insurance.

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10. CONFIDENTIALITY
     (a) All written information which is identified as confidential and is provided by one party to the other in connection with this Agreement, including both specific and business information, shall be retained in confidence by the party receiving such information, and the receiving party shall not disclose such information and shall not use such information for its benefit or for the benefit of any third party, except as necessary to perform or enforce this Agreement without the express written consent of the other party. Such obligations of confidentiality and non-use shall not apply to information: (i) which is known to such receiving party at the time of disclosure; (ii) which is hereafter disclosed to such receiving party by a third party who, as against the party furnishing the information, has the right to disclose the information; or (iii) which is available to the public or the trade or subsequently becomes available to the public or trade through no fault of the receiving party.
     (b) The receiving party may disclose confidential information in connection with any court proceeding or governmental investigation where such disclosure is legally required and in connection with applications to the government for approval to sell or continue the sale of product(s) comprising the Material; provided the disclosing party shall take all reasonable steps to preserve the confidential information and notice as such disclosure is given the other party.
     (c) The stipulations of confidentiality described herein shall survive the termination of this agreement for a period of ***  years.
11. TERMINATION
     (a) This Agreement will commence on the date executed by Buyer (provided the Agreement is also executed by Seller) and will continue for an initial term of one (1) year from such date (the “Initial Term”). After the Initial Term, this Agreement shall be renewed automatically for successive one (1) year periods (each, a “Renewal Term”) unless Buyer or Seller provides written notice to the other party, at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, as applicable, that the Agreement shall not be renewed.
     (b) This Agreement may be terminated in writing at any time during the Term, if either party breaches this Agreement and fails to cure such breach within   ***   days of the date of the non-breaching party’s written breach notice to the breaching party; except that, the non-breaching party shall be entitled to immediate termination on written notice if the breaching party breaches a provision that is incapable of cure.
12. MISCELLANEOUS
     (a) Amendments:
     This Agreement may not be amended or modified, nor may any right or remedy of either party be waived, unless the same is in writing and signed by the duly authorized representative of such party. The waiver by either party of the breach of any term or provision hereof by the other party shall not be construed as a waiver of any other or subsequent breach.
     (b) No Waiver; Remedies:
     No failure or delay by either party in exercising any of its rights or remedies herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or

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further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
     (c) Force Majeure:
     Either party shall be excused from nonperformance or delay in performance to the extent that such nonperformance or delay in performance is caused by circumstances beyond the control of the affected party. Without limitation, the term “Force Majeure” shall include promulgation of United States’ governmental regulations under the Federal Food, Drug and Cosmetic Act and/or the United States Department of Agriculture which affect either Buyer’s use of the Material or Seller’s ability to produce the Material.
     (d) Successors and Assigns:
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party hereto may assign or otherwise transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed by either party.
     (e) Entire Agreement:
     This Agreement constitutes the sole, final and entire expression of the terms of Agreement between the parties relating to the subject matter contained herein and is the complete and exclusive statements of those terms. This Agreement supersedes all prior proposals, communications, representations and agreements, whether oral or written, with respect to such subject matter hereof. All references to this Agreement shall be deemed to include the schedules hereto. No provision in any purchase order or purchase order confirmation, whether entered into prior to, concurrently with or after the execution and delivery of this Agreement, shall be effective to the extent that provision is inconsistent with any provision of this Agreement.
     (f) Severability:
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions hereof in any other jurisdiction.
     (g) Notices:
     All notices provided for this Agreement shall be sent by registered or certified mail, return receipt requested and be deemed given on delivery as confirmed by delivery records, to the parties at the addresses indicated in the initial paragraph of this Agreement, unless either party changes address by written notice to the other.
     (h) Relationship:
     Each part to this Agreement is an independent contractor, and nothing contained herein shall be construed to create an agency, employment, representative relationship or partnership between the parties.

     (i) Headings:
     All headings, sub-headings and captions in this Agreement have been inserted merely for the convenience of the parties and shall have no effect on the interpretation of this Agreement.
     (j) Governing Law / Cost of Enforcement:
          (1) This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any law which would result in the application of a different body of law. Any and all disputes arising under or in connection with this Agreement shall be brought and resolved in the state or Federal courts located in the Commonwealth of Pennsylvania and each party hereby consents to the jurisdiction of such courts and waives any objections thereto.
          (2) All reasonable and customary attorney’s fees of both plaintiff and defendant shall be borne by the unsuccessful litigant.
     Entered into this 1st day of March, 2006

	LAMPIRE BIOLOGICAL LABS, INC.	ARTES MEDICAL. INC.

By:	/s/ Gregory F. Krug	By:	/s/ Peter Wulff

	Gregory F. Krug		Peter C. Wulff
	President		Chief Financial Officer
APPROVED AS TO FORM
/s/ K. Kelly
Legal Dept., Artes Medical, Inc.
Dated: 03/1/06

Attachment 1 — General Process Requirements
1.0	General Information
1.1	All information regarding the specific requirements for Lampire Biological Laboratories to prepare, produce, and/or deliver the Material shall be governed by the specification of Artes Medical part # 1001.

1.2	The hide splitter blade is dedicated to Artes Medical Materials only.

1.3	Lampire Biological Laboratories completes, approves, and maintains the following certificates:
1.3.1	Certificate of Conformance

1.3.2	Veterinary Inspection Certificate, signed by the Safety Officer of the approved Abattoir

1.3.3	Calf Hide Collection, Transport and Processing

1.3.4	Calf Hide Collection, Transport and Processing
2.0	Lampire Biological Laboratories Responsibilities
2.1	Lampire Biological Laboratories is required to notify and receive approval from Artes Medical, Inc. in advance of any proposed changes in breeding, feeding, growing, slaughtering or processing of the calf and calf hide corium.

2.2	Lampire Biological Laboratories is responsible for the shipment of corium to Artes Medical, Inc. via couriers with package tracking capabilities.

2.3	Lampire Biological Laboratories is required to document and report all deviations or non-conformances of calves, hides, corium or shipments.

2.4	Lampire Biological Laboratories is required to maintain historical processing documents, on site, for all herds processed on behalf of Artes Medical. In the event Lampire Biological Laboratories decides to dispose of Artes Medical related processing documents, hard copies will be sent to Artes Medical’s Quality Department.
3.0	Breeder Farms
3.1	The breeder farm(s) must be an approved supplier of Artes Medical, Inc.

3.2	The farms must follow CFR 589.2000, “Animal Proteins Prohibited in Ruminant Feed.”

3.3	The breeder farm location has not been involved in a confirmed case of BSE.
4.0	Grower Farms
4.1	The grower farm(s) must be inspected by an Artes Medical Representative prior to placement of animals.

4.2	The farms must follow Marcho Farms growing practices and CFR 589.2000, “Animal Proteins Prohibited in Ruminant Feed.”

4.3	The grower farm location has not been involved in a confirmed case of BSE.

4.4	Calf growing must occur in the continental U.S.
5.0	Abattoir -Marcho Farms
5.1	Slaughtering Requirements:
5.1.1	Calves are required to be slaughtered at a USDA approved and supervised abattoir.

5.1.2	Marcho Farms has not been involved in a confirmed case of BSE.

5.1.3	Calves are required to be healthy and undergo ante mortem inspection within 24 hours prior to slaughtering.

5.1.4	Calves are required to be stunned via mushroom stunner, with no intracranial penetration.

5.1.5	Calf hides are required to be removed before the animal carcass is opened to avoid contamination.

Attachment 2 — Manufacturing Procedures
Lampire Biological Laboratories Document Number & Description
•	QA 200 52 Bovine Source Material Certification Documentation

•	BR 160 96 Collection, Transport, Processing and Shipment of Bovine Calf Hides and Corium (Artes Medical, Inc., P/N 1001)

•	SP 140 87 Operation and Maintenance of the SC/L 1500 Bovine Hide Fleshing Machine

•	SP 140 94 Operation and Maintenance of the Fortuna Hide Splitting Machine

•	SP 140 96 Bovine Hide Processing area Preparation Log

•	SP 160 116 Packaging and Shipment of Bovine Calf Hides and Corium (Artes Medical, Inc., P/N 1001)